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                                                                    Exhibit 11.1


GENESEE & WYOMING INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

(in thousands, except per share amounts)


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                                                                 For the years ended
                                                                    December 31,

                                                           2003         2002         2001
                                                           ----         ----         ----

BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common stockholders               $27,449      $24,435      $18,127
Weighted average number of shares
  of common stock                                          22,700       22,056       15,764

Earnings per share - basic                                $  1.21      $  1.11      $  1.15

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                $28,719      $25,607      $19,084
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                        22,700       22,056       15,764
  Common stock equivalents applicable to Mandatorily
         Redeemable Convertible Preferred Stock             3,669        3,669        2,975
  Common stock equivalents issuable under stock
   option plans                                               399          653          636

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                  26,768       26,378       19,375

Earnings per share - diluted                              $  1.07      $  0.97      $  0.98
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All share and per share amounts presented have been restated to reflect the retroactive effect of the three stock splits.